Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harman International Industries, Incorporated:

We consent to the incorporation by reference in Registration Statement Nos. 33-59605, 333-02197, 333-28793, 333-32673, 333-103487, 333-103488, 333-155962, 333-173882, 333-179403 and 333-193657 on Form S-8, and 333-203760, 333-203760-01 and 333-202422 on Form S-3 of Harman International Industries, Incorporated of our reports dated August 11, 2016, with respect to the consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries as of June 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity, and the related financial statement schedule II—Valuation and Qualifying Accounts and Reserves, for each of the years in the three-year period ended June 30, 2016, and the effectiveness of internal control over financial reporting as of June 30, 2016, which reports appear in the June 30, 2016 annual report on Form 10-K of Harman International Industries, Incorporated. Our report dated August 11, 2016, on the effectiveness of internal control over financial reporting of Harman International Industries, Incorporated and subsidiaries as of June 30, 2016, contains an explanatory paragraph relating to the exclusion from management’s assessment and from our evaluation of internal control over financial reporting as of June 30, 2016 associated with TowerSec Ltd.

/s/ KPMG LLP
Stamford, Connecticut August 11, 2016